Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, April 28, 2015	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS
Expense and Working Capital Management Highlight First Quarter
Company Achieves First Quarter Adjusted EPS of $0.43 and Reported EPS of $0.34

DULUTH, GA – April 28 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.7 billion for the first quarter of 2015, a decrease of approximately 27.0% compared to net sales of approximately $2.3 billion for the first quarter of 2014. Reported net income was $0.34 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $0.43 per share for the first quarter of 2015. These results compare to reported and adjusted net income per share of $1.03 for the first quarter of 2014. Excluding unfavorable currency translation impacts of approximately 11.7%, net sales in the first quarter of 2015 decreased approximately 15.3% compared to the first quarter of 2014.

First Quarter Highlights

•	First quarter regional sales results(1): North America (25.3)%, Europe/Africa/ Middle East (“EAME”) (10.4)%, South America (14.4)%, Asia/Pacific (“APAC”) (14.7)%

•	First quarter regional operating margin performance: EAME 8.9%, North America 3.7%, South America 5.3%, APAC (16.4)%

•	Inventory at March 31, 2015 approximately $175 million lower than March 31, 2014 on a constant currency basis(1)

•	Significant progress with expense and workforce reduction program; first quarter operating expenses 9% below 2014 levels on a constant currency basis(1)

•	Full-year earnings per share guidance for 2015 remains at approximately $3.00, despite additional negative currency translation impact

•	Share repurchase program reduced outstanding shares by 1.3 million during the first quarter of 2015

•	Quarterly dividend increased 9% to $0.12 effective first quarter 2015

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“Demand for agricultural equipment softened in all the major world markets during the first quarter as weaker farm economics continued to impact our industry,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “In the first quarter, we made substantial progress with our inventory reduction efforts and cost reduction initiatives. We reduced production hours by approximately 21% compared to the first quarter of 2014, and inventories were lower by over $175 million compared to March 31, 2014, on a constant currency basis. In addition, we significantly reduced the size of our workforce to achieve meaningful cuts in our operating expenses. While these actions are a response to current market conditions, we are also maintaining key strategic investments in product and market development to position AGCO for future profitable growth.”

Market Update

Industry Unit Retail Sales

Three months ended March 31, 2015	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(10)%	(44)%
South America	(12)%	(35)%
Western Europe	(12)%	(13)%

(1)Excludes compact tractors.

“Global grain inventories across the major crops have increased over the last 12 months,” continued Mr. Richenhagen. “The increased grain stocks and preliminary crop production forecasts continue to pressure soft commodity prices and farm income across the key agricultural markets. Weaker farm economics produced softer industry equipment demand during the first quarter of 2015. Retail sales in North America declined, with the largest drop in high-horsepower tractors and combines partially offset by growth in hay and forage equipment due to healthy conditions in the region’s livestock sector. Difficult economics for the dairy producers and lower grain prices kept market demand soft across Western Europe. Industry sales decreases were most pronounced in France, the United Kingdom, Germany and Finland. Lower industry sales in South America were the result of softer demand from sugar producers in Brazil, weakness in the general economy and uncertainty around the Brazilian government financing program. We expect these shorter-term trends to continue resulting in lower demand in all major farm equipment markets in 2015. Despite these near-term challenges, the longer-term trends of population growth and increased protein consumption that have increased demand for grains are expected to intensify, supporting healthy long-term fundamentals for the agricultural industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2015	2014	% change from 2014	% change from 2014 due to currency translation(1)
North America	$472.5	$647.5	(27.0)%	(1.7)%
South America	249.0	353.6	(29.6)%	(15.2)%
Europe/Africa/Middle East	908.1	1,235.9	(26.5)%	(16.1)%
Asia/Pacific	73.0	96.4	(24.3)%	(9.5)%
Total	$1,702.6	$2,333.4	(27.0)%	(11.7)%
(1) See Footnotes for additional disclosures

North America

Net sales in the North American region decreased 25.3% in the first quarter of 2015 compared to the first quarter of 2014, excluding the impact of unfavorable currency translation, due to softer end-market demand and dealer inventory reduction efforts. Significant decreases in sales of high-horsepower tractors, implements and combines were partially offset by growth in grain storage and protein production products. Lower sales and production volumes and a weaker sales mix contributed to a reduction in income from operations of approximately $38.0 million for the first quarter of 2015 compared to the same period in 2014.

South America

AGCO’s South American net sales decreased 14.4% in the first quarter of 2015 compared to the first quarter of 2014, excluding the negative impact of currency translation. Softer market demand and reduced equipment sales, primarily in Brazil, were partially offset by increased grain storage sales. Income from operations decreased approximately $14.8 million for the first quarter of 2015 compared to the same period in 2014 due to lower sales and production volumes, as well as a weaker mix of sales.

Europe/Africa/Middle East

Excluding the negative impact of currency translation, net sales in EAME declined 10.4% in the first quarter of 2015 compared to the same period in 2014. Weaker end-market demand resulted in sales declines with the most pronounced declines in Germany, Scandinavia and Russia. Operating income decreased approximately $40.4 million in the first quarter of 2015 compared to the same period in 2014. The negative impacts of reduced production levels were partially offset by cost reduction initiatives and the benefits of new products.

Asia/Pacific

Net sales, excluding unfavorable currency translation impacts, decreased 14.7% in AGCO’s Asia/Pacific region in the first quarter of 2015 compared to the same period in 2014. Income from operations declined approximately $10.7 million in the first quarter of 2015, compared to the same period in 2014, due to lower sales and increased market development costs in China.

AGCO Acquires Farmer Automatic

In April, AGCO completed the acquisition of Farmer Automatic from The Clark Companies. Farmer Automatic is a leading manufacturer of poultry systems for layers, pullets and broilers and is headquartered in Laer, Germany.  The acquisition expands AGCO’s product offering and enables it to serve the commercial egg sector. Farmer Automatic’s 2014 sales were approximately $19.0 million.

Outlook

Challenging farm economics are expected to negatively impact industry demand across the developed agricultural equipment markets in 2015. Net sales for 2015 are expected to range from $7.7 to $7.9 billion, reflecting the impacts of weaker market conditions and unfavorable currency translation. Gross and operating margins are expected to be below 2014 levels due to the negative impact of lower sales and production volumes along with a weaker sales mix. Benefits from the Company’s restructuring and other cost reduction initiatives are expected to partially offset the volume-related impacts. Based on these assumptions, 2015 earnings per share are targeted at approximately $3.00, excluding restructuring and other infrequent expenses.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 28, 2015. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, population growth, protein consumption, currency translation, farm income levels, margin levels, investments in product and market development, operational and cost reduction initiatives, production volumes, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, grain storage and protein production systems, seeding and tillage implements and replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra® and are distributed globally through a combination of approximately 3,100 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2014, AGCO had net sales of $9.7 billion. For more information, visit http://www.AGCOcorp.com.

AGCO: 25 years of identity, centuries of history

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$338.9	$363.7
Accounts and notes receivable, net	1,027.1	963.8
Inventories, net	1,840.7	1,750.7
Deferred tax assets	206.1	217.2
Other current assets	257.0	232.5
Total current assets	3,669.8	3,527.9
Property, plant and equipment, net	1,389.5	1,530.4
Investment in affiliates	398.7	424.1
Deferred tax assets	23.9	25.8
Other assets	129.2	141.1
Intangible assets, net	533.3	553.8
Goodwill	1,120.1	1,192.8
Total assets	$7,264.5	$7,395.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$83.1	$94.3
Accounts payable	770.0	670.2
Accrued expenses	1,064.9	1,244.1
Other current liabilities	162.8	208.3
Total current liabilities	2,080.8	2,216.9
Long-term debt, less current portion	1,424.5	997.6
Pensions and postretirement health care benefits	249.9	269.0
Deferred tax liabilities	230.6	238.8
Other noncurrent liabilities	170.9	176.7
Total liabilities	4,156.7	3,899.0

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	516.6	582.5
Retained earnings	3,791.0	3,771.6
Accumulated other comprehensive loss	(1,250.1)	(906.5)
Total AGCO Corporation stockholders’ equity	3,058.4	3,448.5
Noncontrolling interests	49.4	48.4
Total stockholders’ equity	3,107.8	3,496.9
Total liabilities and stockholders’ equity	$7,264.5	$7,395.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$1,702.6	$2,333.4
Cost of goods sold	1,354.7	1,818.5
Gross profit	347.9	514.9
Selling, general and administrative expenses	211.2	267.0
Engineering expenses	68.8	82.2
Restructuring and other infrequent expenses	10.6	—
Amortization of intangibles	10.5	10.0
Income from operations	46.8	155.7
Interest expense, net	10.2	13.9
Other expense, net	9.8	11.2
Income before income taxes and equity in net earnings of affiliates	26.8	130.6
Income tax provision	10.6	46.4
Income before equity in net earnings of affiliates	16.2	84.2
Equity in net earnings of affiliates	13.7	15.0
Net income	29.9	99.2
Net loss attributable to noncontrolling interests	0.2	0.4
Net income attributable to AGCO Corporation and subsidiaries	$30.1	$99.6
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.34	$1.05
Diluted	$0.34	$1.03
Cash dividends declared and paid per common share	$0.12	$0.11
Weighted average number of common and common equivalent shares outstanding:
Basic	88.8	95.3
Diluted	89.0	96.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Month Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$29.9	$99.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	54.1	59.4
Deferred debt issuance cost amortization	0.4	0.7
Amortization of intangibles	10.5	10.0
Stock compensation expense	2.4	6.4
Equity in net earnings of affiliates, net of cash received	(12.5)	(12.7)
Deferred income tax provision	(2.8)	4.7
Other	(0.1)	0.3
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(167.9)	(254.0)
Inventories, net	(239.8)	(424.3)
Other current and noncurrent assets	(46.4)	(25.1)
Accounts payable	174.0	70.1
Accrued expenses	(89.9)	(46.5)
Other current and noncurrent liabilities	2.1	0.8
Total adjustments	(315.9)	(610.2)
Net cash used in operating activities	(286.0)	(511.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(62.9)	(101.2)
Proceeds from sale of property, plant and equipment	0.4	1.3
Investment in unconsolidated affiliates	(5.2)	—
Net cash used in investing activities	(67.7)	(99.9)
Cash flows from financing activities:
Proceeds from debt obligations, net	445.8	106.9
Purchases and retirement of common stock	(62.5)	(290.0)
Payment of dividends to stockholders	(10.7)	(10.3)
Payment of minimum tax withholdings on stock compensation	(5.7)	(9.2)
Conversion of convertible senior subordinated notes	—	(49.6)
Net cash provided by (used in) financing activities	366.9	(252.2)
Effects of exchange rate changes on cash and cash equivalents	(38.0)	9.8
Decrease in cash and cash equivalents	(24.8)	(853.3)
Cash and cash equivalents, beginning of period	363.7	1,047.2
Cash and cash equivalents, end of period	$338.9	$193.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts and per share data)

1.	STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended March 31,
	2015	2014
Cost of goods sold	$0.2	$0.5
Selling, general and administrative expenses	2.2	5.9
Total stock compensation expense	$2.4	$6.4

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES

During the second half of 2014 and the first quarter of 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Europe, China, Brazil, Argentina and the United States, as well as various administrative offices located in Europe, Brazil, China and the United States.  The aggregate headcount reduction of over 1,600 employees in 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes.  The Company recorded restructuring and other infrequent expenses of approximately $46.4 million and $10.6 million, respectively, during 2014 and 2015 associated with these rationalizations, primarily related to severance and other related costs.  Approximately $19.0 million of severance and other related costs were paid during 2014.  In addition, during the three months ended March 31, 2015, the Company paid approximately $10.2 million of severance and other related costs.

3.    INDEBTEDNESS

Indebtedness at March 31, 2015 and December 31, 2014 consisted of the following:

	March 31, 2015	December 31, 2014
4½% Senior term loan due 2016	$214.8	$242.0
Credit facility expires 2019	622.2	404.4
1.056% Senior term loan due 2020	214.8	—
5⅞% Senior notes due 2021	300.0	300.0
Other long-term debt	155.8	145.5
	1,507.6	1,091.9
Less: Current portion of long-term debt	(83.1)	(94.3)
Total indebtedness, less current portion	$1,424.5	$997.6

4.    INVENTORIES

Inventories at March 31, 2015 and December 31, 2014 were as follows:

	March 31, 2015	December 31, 2014
Finished goods	$714.9	$616.6
Repair and replacement parts	543.8	536.4
Work in process	163.1	130.5
Raw materials	418.9	467.2
Inventories, net	$1,840.7	$1,750.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At March 31, 2015 and December 31, 2014, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of March 31, 2015 and December 31, 2014, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.1 billion and $1.2 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.0 million and $7.5 million during the three months ended March 31, 2015 and 2014, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of March 31, 2015 and December 31, 2014, these retail finance joint ventures had approximately $26.7 million and $43.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2015 and 2014 is as follows:

	Three Months Ended March 31,
	2015	2014
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$30.1	$99.6
Weighted average number of common shares outstanding	88.8	95.3
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.34	$1.05
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$30.1	$99.6
Weighted average number of common shares outstanding	88.8	95.3
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.2	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	0.9
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	89.0	96.6
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.34	$1.03

Share Repurchase Program

During the three months ended March 31, 2015, the Company entered into an accelerated repurchase agreement (“ASR”) with a financial institution to repurchase an aggregate of $62.5 million of shares of the Company’s common stock.  The Company received approximately 1,290,733 shares during the three months ended March 31, 2015 related to the ASR.  All shares received under the ASR were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $469.2 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2015 and 2014 are as follows:

Three Months Ended March 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2015
Net sales	$472.5	$249.0	$908.1	$73.0	$1,702.6
Income (loss) from operations	17.5	13.1	80.5	(12.0)	99.1

2014
Net sales	$647.5	$353.6	$1,235.9	$96.4	$2,333.4
Income (loss) from operations	55.5	27.9	120.9	(1.3)	203.0

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended March 31,
	2015	2014
Segment income from operations	$99.1	$203.0
Corporate expenses	(29.0)	(31.4)
Stock compensation expense	(2.2)	(5.9)
Restructuring and other infrequent expenses	(10.6)	—
Amortization of intangibles	(10.5)	(10.0)
Consolidated income from operations	$46.8	$155.7

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2015 and 2014 (in millions, except per share data):

	Three months ended March 31,
	2015			2014
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$57.4	$38.0	$0.43	$155.7	$99.6	$1.03
Restructuring and other infrequent expenses (2)	10.6	7.9	0.09	—	—	—
As reported	$46.8	$30.1	$0.34	$155.7	$99.6	$1.03

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the three months ended March 31, 2015 relate primarily to severance costs associated with the Company’s rationalization of certain European manufacturing operations as well as various administrative offices located in Europe and the United States.

The following is a reconciliation of adjusted earnings per share to targeted earnings per share for the year ended December 31, 2015:

Earnings Per Share (1)
As adjusted	$3.00
Restructuring and other infrequent expenses	0.11
As targeted	$2.89

(1) Earnings per share amount is after tax.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months ended March 31, 2015, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2015	2014	% change from 2014	$	%
North America	$472.5	$647.5	(27.0)%	$(11.0)	(1.7)%
South America	249.0	353.6	(29.6)%	(53.7)	(15.2)%
Europe/Africa/Middle East	908.1	1,235.9	(26.5)%	(198.9)	(16.1)%
Asia/Pacific	73.0	96.4	(24.3)%	(9.2)	(9.5)%
	$1,702.6	$2,333.4	(27.0)%	$(272.8)	(11.7)%

This earnings release discloses the reduction in inventory on a constant currency basis, excluding the impact of currency translation, between March 31, 2015 and 2014. The following is a reconciliation of the impact of currency translation on the change in inventory balances (in millions):

	March 31, 2015	March 31, 2014	Change from 2014	Change due to currency translation	Change excluding currency translation

Inventories, net	$1,840.7	$2,442.4	$(601.7)	$(427.2)	$(174.5)

This earnings release discloses the reduction in operating expenses on a constant currency basis, excluding the impact of currency translation, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. The following table sets forth, for the three months ended March 31, 2015 the reduction in operating expenses, excluding the impact of currency translation (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2015	2014	% change from 2014	$	%
Selling, general and administrative expenses	$211.2	$267.0
Engineering expenses	68.8	82.2
	$280.0	$349.2	(19.8)%	$(37.2)	(10.7)%